Calibrus, Inc.
1225 W. Washington Street
Suite 213
Tempe, AZ 85281

June 18, 2009

Dear Shareholder,

     I want to give you an update on the current projects of Calibrus. In this letter I want to highlight the exciting new direction of the company and new product offerings.

     A year ago Calibrus began the development of a new social expression site named JabberMonkey. JabberMonkey engages users by serving up questions on the hottest current issues. Whether you’re interested in Politics, Investing, Sports, Hollywood Gossip or anything in between JabberMonkey will have content for you. JabberMonkey members then express their opinion by voting, commenting, talking in chat rooms, or having a one on one video chat with other members. JabberMonkey will also allow members to attract new friends who have similar views as well as keep in touch with their existing friends from around the globe. JabberMonkey aims to be the webs premier site for expressing and gathering public opinion on a global scale.

     Social networking is the fastest growing segment on the internet. Attracting millions of users. We believe that JabberMonkey is unique, enticing and addictive to use. The Calibrus development team for JabberMonkey is in Bangalore, India and we currently have 12 full-time software engineers building the site. On June 8, 2009 we released our alpha version of JabberMonkey to a select group of about 100 people that will use and test the site. We expect this process to take about 30-45 days. As soon as possible thereafter we will release a beta version to approximately 2000 users. The beta will run for approximately 90-120 days. If you are interested in participating in the beta testing of JabberMonkey, please send your request to Brian Holmes at bholmes@calibrus.com. Following beta we will have a formal global launch of JabberMonkey.

     Calibrus also filed with the U.S. Securities and Exchange Commission to become a reporting issuer. We are currently filing reports with the SEC. Shareholders will be able to review our information at the SEC web site. We are also in the process of applying for a trading symbol with FNRA to list our shares for trading on the O.T.C bulletin board. We cannot give you a date in which a trading market for the company’s stock will develop or at what price the stock will trade. More details will be coming to you as they develop.

As we look to where we will expand our resources in the future, we believe the social networking product offering will be an increasing focus. Our Third Party Verification (TPV) business continues to see decline as the market has matured and consolidation in the telecom industry continues. Our customers AT&T, Qwest and others also continue to experience significant declines in land line acquisitions which has had a negative impact on our top line revenue and profitability. Although we will continue our Third Party Verification business, we will continue to move our resources in other directions including our social networking site and other existing product offerings. We believe that the social networking space is going to be a large and growing market and we are excited to have developed JabberMonkey to participate in this market.

     Going forward you will be receiving timely information about the company and JabberMonkey’s path to global launch. You may also keep abreast of our progress by reviewing our reports with the SEC.

Sincerely

Jeff W. Holmes
C.E.O. Calibrus